UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 7, 2007

Chiquita Brands International, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

New Jersey	1-1550	04-1923360
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

250 East Fifth Street, Cincinnati, Ohio		45202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	513-784-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

Effective March 7, 2007, Chiquita Brands International, Inc. (the "Company") and Chiquita Brands L.L.C., the main operating subsidiary of the Company, entered into an amendment (the "Amendment") of their credit agreement dated as of June 28, 2005 (the "Credit Agreement") with a syndicate of banks, financial institutions and other institutional lenders. This Amendment addresses the treatment under the Credit Agreement of a $25 million charge for the potential settlement of a contingent liability related to the previously announced U.S. Department of Justice investigation of the Company in connection with payments made by its former Colombian subsidiary. Even without the Amendment, the Company was in compliance with the financial covenants under the Credit Agreement at December 31, 2006. The Amendment, which makes certain adjustments in the calculation of financial covenants relating to the charge and certain legal fees and expenses, affords the Company greater flexibility to remain in compliance with the financial covenants under the Credit Agreement in future periods.

More information about the charge and the Department of Justice investigation, as well as the Company’s results for the year ended December 31, 2006, is included in the Company’s Current Report on Form 8-K filed February 22, 2007.

From time to time, some of the lenders and their affiliates have provided, and may in the future provide, investment banking and commercial banking services and general financing services to the Company for which they have in the past received, and may in the future receive, customary fees.

Item 9.01 Financial Statements and Exhibits.

10.1 Amendment No. 5 to the Credit Agreement, effective March 7, 2007, among Chiquita Brands L.L.C., Chiquita Brands International, Inc., certain financial institutions as lenders, and Wachovia Bank, National Association, as administrative agent.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiquita Brands International, Inc.

March 7, 2007	By:	/s/Jeffrey M. Zalla

Name: Jeffrey M. Zalla
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

10.1	Amendment No. 5